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                                                                Exhibit 99.3

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
August 31, 2006

            ANGELICA ANNOUNCES O'HARA TO ASSUME PRESIDENT DUTIES
                      FOLLOWING VAN VLIET RESIGNATION

ST. LOUIS--(BUSINESS WIRE)--August 31, 2006--Angelica Corporation, a leading provider of healthcare linen management services, announced today that Steve O'Hara, Chairman and CEO, will add the additional responsibilities of President effective September 30, 2006, following the resignation of David Van Vliet, the Company's President and Chief Operating Officer. Mr. Van Vliet will be leaving the Company effective September, 30 2006 in order to pursue another opportunity.

Mr. O'Hara commented, "Dave has played an integral role in refocusing Angelica's structure and culture around the customer with innovative programs designed to delight the customer. The management team and I remain committed to delighting our customers while implementing the operational process improvements underway to build shareholder value. On behalf of the entire company, I would like to thank him for his considerable contributions to the Company. While we are sorry to see him leave, we wish him all the best in his future endeavors."

"I look forward to focusing more of my time and energy on operational matters previously led by Dave with the goal of working with our management team to build the leading customer focused linen service company in healthcare and achieving our stated fiscal year 2008 financial objectives."

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.
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FORWARD-LOOKING STATEMENTS
Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate



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and integrate acquisitions, and other factors which may be identified in the
Company's filings with the Securities and Exchange Commission.

Contact:
Angelica Corporation, St. Louis
Jim Shaffer or Colleen Hegarty, 314-854-3800 www.angelica.com or
Integrated Corporate Relations, Inc.
Michael Fox/Devlin Lander, 203-682-8200


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